Exhibit 10.48

Ajay Bansal

January 28, 2003

Dear Ajay,

I am pleased and excited to offer you the position of Chief Financial Officer at Nektar Therapeutics, reporting to me.  Your targeted compensation will be $368,000.00 on an annual basis.  Of this amount, your fixed compensation will be $276,000.00 and your target variable compensation at 25% will be $92,000.00 per year.

In addition, you will receive a sign-on bonus of $100,000.00, which will be paid to you in your first paycheck.  This amount will be subject to payroll withholding and deductions.  If your employment terminates other than “without cause” by Nektar or if you resign before your first anniversary, you agree to reimburse Nektar for the full amount of this sign-on bonus.

You are also eligible to participate in the Nektar Stock Option Plan.  Subject to the approval of the Option Grant Subcommittee, you will be granted an option to purchase 70,000 shares in accordance with this plan.  In addition, you will also be granted Supplemental Options in the amount of 20,000 shares, the purpose of which is to offset the forfeiture of the sign on bonus to your current employer.  The price of the shares from the Stock Option Plan and the Supplemental Options will be set at the closing price of Nektar’s stock on the day preceding your date of hire.  You will also be eligible to participate in Nektar’s benefits program including Medical, Dental and Vision Insurance, Term Life Insurance, 401(k), Flexible Health Spending Account and Short & Long Term Disability.

Nektar will provide you with the following relocation items:

•                  Partial shipment of your household goods from Berkeley Heights, NJ to the SF Bay Area upon your employment with Nektar.

•                  Shipment of the remainder of your household goods from Berkeley Heights, NJ to the SF Bay Area upon your final move.

•                  Temporary housing and storage of your household goods for you and your family up to 60 days  (The cost of this housing is taxable to you and will be included in your total W-2 income)

•                  Travel for you and your family to the SF Bay Area

•                  Use of a rental car for up to 2 weeks or until your car arrives

•                  2 trips a month to New Jersey up through December, 2003

•                  3 Family house-hunting trips from New Jersey to Northern California.

•                  Provide normal and customary closing costs on the sale of your home in, Berkeley Heights, NJ.  Those items considered not deductible for income tax purposes will be “grossed up” and added to those costs considered deductible.  (That portion is subject to withholding.) We estimate these closing costs to be $39,000.00.  We will provide you an amount up to 6% of the sale price.

•                  Provide normal and customary closing costs, loan discount points not to exceed 1%, on the purchase of a home in the Bay Area.  Those items considered not deductible for income tax purposes will be “grossed up” and added to those costs considered deductible.  (That portion is subject to withholding.)    We estimate these costs to be $33,000.00.  We will provide you an amount up to 3% of the purchase price.

In the event that you should voluntarily terminate your employment with Nektar or be terminated other than “without cause” by Nektar within one (1) year after these closing costs have been reimbursed, you agree to repay pro-rated relocation dollars prorated monthly over a 12 month period. (Including all expenses and closing costs that were directly billed to Nektar). (See attached Relocation Policy).

Nektar will also provide you with the following mortgage or rent differential:

•                  1st year: $35,000.00 (paid over 24 pay periods and subject to withholding)

•                  2nd year: $27,000.00 (paid over 24 pay periods and subject to withholding)

•                  3rd year: $20,000.00 (paid over 24 pay periods and subject to withholding)

Ajay, we are delighted to offer you an opportunity to be part of Nektar.  As a key member of the Senior Management team, we expect you will play an important role in building our company.  In a rapidly growing company like Nektar, quality and committed people like you are the major ingredients of success.

Your employment is by continued mutual agreement and may be terminated without cause by either you or the company at any time without any obligation or compensation by either party.

In compliance with the terms of the Federal Immigration Reform and Control Act, you will be required to provide us with proof of authorization to work and proof of identity.

This offer is valid through February 6, 2003.

Sincerely,

/s/ Ajit Gill

Ajit Gill
President & CEO

OFFER ACCEPTED:

/s/ Ajay Bansal	2/2/03
Ajay Bansal	Date

To be determined (but before or on 4/1/03)
Start Date